Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526

                             News Release

December 15, 2006	FOR IMMEDIATE RELEASE

ADM ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

Steven Mills has been named Senior Vice President-Strategic Planning for Archer Daniels Midland Company. Mr. Mills will continue to serve as a member of the Strategic Planning Committee and will report to ADM CEO and President Patricia Woertz.

Mr. Mills joined ADM in 1979 and has 29 years of finance experience, most recently serving as Group Vice President and Controller.  In his new role, Mr. Mills will be focused on strategic initiatives including business development, merger and acquisition coordination, scorecard development/alignment, and competitive intelligence analysis. ADM’s Planning and Business Development group will report to Mr. Mills.

A certified public accountant, Mr. Mills received a Bachelor of Science degree in mathematics from Illinois College.

John Stott has been appointed Vice President and Controller.  In this position, Mr. Stott will be responsible for all accounting functions at ADM. Mr. Stott joined ADM in 1992 and has had a variety of financial and treasury responsibilities both domestically and internationally. He most recently served as Operations Controller. Mr. Stott will report to Doug Schmalz, Senior Vice President and Chief Financial Officer.

Mr. Stott, educated in England, is a Fellow member of the Association of Chartered Certified Accountants and an Associate member of the Association of Corporate Treasurers.

Also reporting to Doug Schmalz will be the Investor Relations department. This move serves to streamline the Company’s financial reporting processes and strengthen the Company’s investor relations initiatives. Dwight Grimestad will continue to serve as Vice President-Investor Relations, reporting to Mr. Schmalz.

Archer Daniels Midland Company (ADM) is the world leader in BioEnergy and has a premier position in the agricultural processing value chain. ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa. ADM is a leading manufacturer of biodiesel, ethanol, soybean oil and meal, corn sweeteners, flour and other value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 240 processing plants and net sales for the fiscal year ended June 30, 2006 of $37 billion. Additional information can be found on ADM’s Web site at http://www.admworld.com/.
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From: Brian Peterson, Senior Vice President-Corporate Affairs
217/424-5413